Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-65193) on Form S-8 of New Plan Excel Realty Trust, Inc. of our report dated June 27, 2005, relating to the statements of net assets available for benefits of the New Plan Excel Realty Trust, Inc.  Retirement and 401(k) Savings Plan as of December 31, 2004 and 2003, the statement of changes in net assets available for benefits for the year ended December 31, 2004 and the related supplemental schedule, which report appears in this Annual Report on Form 11-K of the New Plan Excel Realty Trust, Inc. Retirement and 401(k) Savings Plan.

/s/ The Schonbraun McCann Group, L.L.C.

Roseland, New Jersey